Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE COMMON STOCK

Corporation:	BDC Payments Holdings, Inc., a Delaware corporation

Number of Shares:	45,000

Class of Stock:	Common Stock, par value $0.00001 per share

Initial Exercise Price:	$2.639 per Share

Issue Date:	August 2nd, 2018

Expiration Date:	August 1st, 2023

This Warrant certifies that, for good and valuable consideration, Kindred Partners, LLC (“Holder”) is entitled to purchase from the corporation named above (the “Company”), until 5:00 p.m. Pacific time, on the Expiration Date set forth above, the number of fully paid and nonassessable shares of the class of stock (the “Shares”) of the Company at the Initial Exercise Price per Share (the “Warrant Price”), all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Exhibit A to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, this Warrant may be exercised in whole or in part and Holder shall also deliver to the Company a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Net Exercise Election. The Holder may elect to convert this Warrant, without the payment by the Holder of any additional consideration, by the surrender of this Warrant to the Company, with the net exercise election selected in the Notice of Exercise attached hereto as Exhibit A duly executed by the Holder, into the number of Shares that is obtained under the following formula:

X = Y (A-B)

A

Where:	X	=	the number of Shares to be issued to the Holder pursuant to this Section 1.2.

	Y	=	the number of Warrant Shares then subject to this Warrant.

	A	=	the fair market value of one Share, as determined in good faith by the Company’s Board of Directors, as at the time the net exercise election is made pursuant to this Section 1.2.

	B	=	the Warrant Price.

For purposes of the above calculation, fair market value of one Share shall be determined by the Company’s Board of Directors in good faith; provided, however, that if on the relevant exercise date for which such value must be determined, (1) the exercise is in connection with a Change of Control (as defined in Section 1.6.1), then the fair market value shall be the value received by holders of Shares pursuant to such transaction or (2) there exists a public market for the Company’s Common Stock at the time of such exercise, then the fair market value per share shall be determined by reference to the market price of the Common Stock as follows: (a) if the Warrant is being exercised in connection with the Company’s first underwritten public offering of its Common Stock under the Securities Act of 1933, as amended (the “Act”), the fair market value shall be the per-share offering price to the public as set forth in the Company’s final prospectus filed with the Securities and Exchange Commission (the “SEC”), or (b) otherwise, the fair market value shall be the average of (i) the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or (ii) the last reported sale price of the Common Stock or the closing price quoted on the NASDAQ Stock Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the five (5) trading days prior to the date of determination of fair market value. The Company will promptly respond in writing to an inquiry by the Holder as to the then current fair market value of one Share.

1.3 Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, this Warrant shall automatically be reduced by the number of Shares issued and remain exercisable for such remaining Shares not so acquired, and all other terms of the Warrant shall otherwise remain in full force and effect as so adjusted. Upon final exercise of this Warrant for any such remaining number of Shares, this Warrant shall be surrendered by the Holder to the Company for cancellation.

1.4 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.5 Restrictions on Exercise. This Warrant may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of this Warrant, the Holder shall execute the attached Notice of Exercise, confirming and acknowledging that the representations and warranties of the Holder in Section 4 hereto are true and complete as of the date of exercise. If the Holder cannot make such representations because they would be factually incorrect, it shall be a condition to the Holder’s exercise of this Warrant that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state securities laws.

1.6 Change of Control of Company; Termination of Warrant.

1.6.1 “Change of Control”. As used herein, “Change of Control” means any of the following: (a) the reorganization, consolidation or merger of the Company with or into any other entity or entities in which the holders of the Company’s outstanding shares immediately before such reorganization, consolidation or merger do not, immediately after such reorganization, consolidation or merger retain stock (or other ownership interests) representing a majority of the voting power of the surviving entity or entities of such reorganization, consolidation or merger in substantially the same proportion as their ownership immediately prior to the reorganization, consolidation or merger as a result of their shareholdings in the Company immediately prior to the reorganization, consolidation or merger; (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (c) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), other than an equity financing in which the Company is the surviving corporation. For the avoidance of doubt, a public offering of securities of the Company shall not constitute a “Change of Control.”

1.6.2 Termination of Warrant. In the case of a Change of Control, the Company shall give Holder at least ten (10) days advance written notice of the anticipated closing date for such Change of Control (the “Company Notice”), which notice shall include the Company’s best estimate of the value of the Shares receivable upon exercise or conversion of this Warrant and the proposed date upon which such event is expected to occur. During such notice period, Holder may exercise or convert this Warrant in accordance with its terms, whether or not exercise or conversion is contingent upon the happening of such event and/or existence of a minimum value of the Shares receivable upon exercise or conversion as provided on Holder’s exercise notice; provided that such minimum value shall be no greater than the per share price set forth in the Company Notice. Subject to prior exercise or conversion as provided in the preceding sentence, this Warrant will terminate at 5:00 p.m. Pacific time on the day prior to the effective date of a Change of Control.

2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Company’s Common Stock payable in shares of the Company’s Common Stock or other securities of the Company or subdivides or combines the outstanding shares of the Company’s Common Stock, then upon exercise or conversion of this Warrant, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend, subdivision or combination occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant (other than a merger, consolidation or recapitalization described in Section 1.6 above or a stock dividend, split, etc. described in Section 2.1 above), Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2 including, without limitation, appropriate adjustments to the Warrant Price and to the number of securities or property issuable upon exercise or conversion of the new Warrant.

2.3 Adjustments of Warrant Price. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are divided by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4 Adjustment is Cumulative. The provisions of this Section 2 shall similarly apply to successive, stock dividends, stock splits or combinations, reclassifications, exchanges, substitutions, or other events.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount by check computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

3. REPRESENTATIONS OF THE COMPANY. The Company hereby represents and warrants to the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

4. REPRESENTATIONS AND COVENANTS OF HOLDER.

4.1 Representations. Holder hereby represents and warrants to the Company as follows. Holder is a sophisticated investor having such knowledge and experience in business and investment matters that Holder is capable of protecting Holder’s own interests in connection with the acquisition, exercise or disposition of this Warrant. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act. Holder is aware that this Warrant and the Shares are being, or will be, issued to Holder in reliance upon Holder’s representation in this Section 4 and that such securities are restricted securities that cannot be publicly sold except in certain prescribed situations. Holder is aware of the provisions of Rule 144 promulgated under the Act and of the conditions under which sales may be made thereunder. Holder has received such information about the Company as Holder deems reasonable, has had the opportunity to ask questions and receive answers from the Company with respect to its business, assets, prospects and financial condition and has verified any answers Holder has received from the Company with independent third parties to the extent Holder deems necessary. The Holder of this Warrant, by acceptance hereof, acknowledges this Warrant and the Shares to be issued upon exercise hereof or conversion thereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Shares to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the Act or any state securities laws.

4.2 Legends. Holder understands and agrees that the Warrant and/or certificates evidencing the Shares will bear legends substantially similar to those set forth below in addition to any other legend that may be required by applicable law, including Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code or any other state securities laws, the Company’s Amended and Restated Certificate of Incorporation or Bylaws as in effect, this Agreement, or any other agreement between the Company and the Holder:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A 180 DAY MARKET STANDOFF RESTRICTION AS SET FORTH IN A CERTAIN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF ANY PUBLIC OFFERING OF THE COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.

4.3 Compliance with Securities Laws on Transfer. This Warrant is not transferrable without the consent of the Company. Further, this Warrant and the Shares issuable upon exercise this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if (a) the transfer is to the stockholders or constituent partners of Holder by way of dividend or distribution to all of the same or (b) there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale and/or transfer.

4.4 Market Standoff. Holder hereby agrees that Holder shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any shares of stock or other securities of the Company then or thereafter owned by Holder (other than to donees or partners of Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act. For purposes of this Section 4.4, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the Shares subject to this Section and to impose stop transfer instructions with respect to the Shares of Holder until the end of such period.

4.5 Agreement to Enter into Voting Agreement. If requested to do so by the Company, Holder agrees to enter into and execute the Company’s then-current Voting Agreement concurrently with the exercise or conversion of this Warrant or at any other time Holder is requested to do so by the Company. Holder acknowledges that, by entering into the Company’s Voting Agreement, Holder will be subjected to voting and other obligations and covenants regarding all Company shares Holder owns and all other provisions of the Company’s Voting Agreement, in addition to the market stand-off provisions described above.

4.6 No Rights as Stockholder. The Holder acknowledges that this Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the actual, valid exercise hereof. In the absence of valid exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

5. GENERAL PROVISIONS.

5.1 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Warrant will be in writing and will be effective and deemed to provide such party sufficient notice under this Warrant on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by e-mail, addressed to the other party at its e-mail address specified herein (or hereafter modified by subsequent notice to the parties hereto); (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

All notices for delivery outside the United States will be sent by e-mail or by express courier. All notices not delivered personally or by e-mail will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or e-mail address set forth below the signature lines to this Warrant, or at such other address as such other party may designate by one of the indicated means of notice herein to the other parties hereto. Notices to the Company will be marked “Attention: Chief Executive Officer”.

5.2 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.3 Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.4 Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

5.5 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Warrant.

5.6 Titles and Headings. The titles, captions and headings of this Warrant are included for ease of reference only and will be disregarded in interpreting or construing this Warrant. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Warrant.

5.7 Counterparts. This Warrant may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

5.8 Severability. If any provision of this Warrant is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Warrant and the remainder of this Warrant shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Warrant. Notwithstanding the forgoing, if the value of this Warrant based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

5.9 Electronic Signatures. This Warrant may be executed and delivered by electronic or facsimile and upon such delivery the electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

5.10 Amendment and Waivers. This Warrant may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Warrant will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Warrant shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Warrant as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

5.11 Entire Agreement. This Warrant constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Warrant, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. This Warrant satisfies any and all obligations of the Company as set forth under the third paragraph on the first page of that certain letter agreement dated January 17, 2018 between the Company and Holder.

[Signature Page Follows]

WARRANT HOLDER:		COMPANY:

Kindred Partners, LLC		BDC Payments Holdings, Inc.

By:	/s/ James Chung	By:	/s/ René Lacerte
Name:	James Chung	Name:	René Lacerte

CEO

Address:	535 Mission Street	Address:	1810 Embarcadero Road

Suite 2250		Palo Alto, CA 94303

San Francisco, CA 94105

Attention to:	James Chung	Attention to:	General Counsel

[SIGNATURE PAGE TO BDC PAYMENTS HOLDINGS, INC. WARRANT TO PURCHASE STOCK]

EXHIBIT A

NOTICE OF EXERCISE

(TO BE SIGNED ONLY UPON EXERCISE OF WARRANT)

1. The undersigned hereby elects to purchase                                  shares of the Common Stock (the “Shares”) of BDC Payments Holdings, Inc., a Delaware corporation, pursuant to the terms of the attached Warrant to Purchase Stock with an Issue Date of August 2nd, 2018 (the “Warrant”), as follows:

(Initial applicable method:)

a.   The undersigned tenders herewith payment of the total purchase price of such Shares in full, pursuant to a check, wire transfer or other form of payment acceptable to the Company, in the amount of $                        .

b.  This exercise or conversion is not contingent upon the closing of the Change of Control or other event specified in the Company Notice to Holder in accordance with Section 1.6 of the Warrant and is not contingent upon a sale price or fair market value for the Company’s Common Stock in the Change of Control or other event of no less than the lesser of (a) $                         per share or (b) the per share price set forth in the Company Notice.

c.   The undersigned hereby elects to convert the Warrant into Shares by the net exercise election pursuant to Section 1.2 of the Warrant. This conversion is exercised with respect to all of the shares of Common Stock covered by the Warrant resulting in a net total of                          Shares being issued to the undersigned.

2. Please issue a certificate or certificates representing said Shares in the name of the undersigned. The undersigned represents that it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws and hereby repeats the representations and warranties of the undersigned that are set forth in Section 4 of the attached Warrant.

Kindred Partners, LLC
(Printed Name of Holder)

Address:

(Signature of Holder)